Exhibit 6

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common shares, no par value, of Cenovus Energy Inc., a corporation amalgamated under the laws of Canada, and further agrees that this joint filing agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated:  May 26, 2017

ConocoPhillips

By:	/s/ Don E. Wallette, Jr.
	Name:	Don E. Wallette, Jr.
	Title:	Executive Vice President, Finance, Commercial, and Chief Financial Officer

ConocoPhillips Company

By:	/s/ Don E. Wallette, Jr.
	Name:	Don E. Wallette, Jr.
	Title:	Executive Vice President, Finance, Commercial, and Chief Financial Officer